Exhibit 23.5

CONSENT OF INDEPENDENT APPRAISAL FIRM

We consent to the references to our name, valuation methodologies, assumptions and value conclusions of our reports, each dated November 1, 2012, prepared by us with respect to the appraisals of the Springhouse, Creekside, Estates at Perimeter, Hillsboro, Enders Place, MDA City and Berry Hill properties owned by Bluerock Enhanced Multifamily Trust, Inc. (the “Company”) through joint ventures and referred to in Supplement No. 13 (the “Supplement”) to the Company’s prospectus dated April 25, 2012 (the “Prospectus”), in the text under the heading “Our Board of Directors’ Determination of Our Estimated Value Per Share”. We also consent to such use, summary and references in any prospectus supplement or post-effective amendment relating to the offering described in the Prospectus, to the extent such use, summary and references are unchanged.

In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Sincerely,

Whitewater Realty Advisors, LLC

/s/ Whitewater Realty Advisors, LLC
Name: Michael Sorich, CRE, MAI, FRICS Title: Principal Date: January 11, 2013